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                                                                     EXHIBIT 3.8


                           CERTIFICATE OF DESIGNATION

                                       OF

                            SERIES I PREFERRED STOCK

                                       OF

                          FIBERNET TELECOM GROUP, INC.

                            (A DELAWARE CORPORATION)


                  The undersigned natural persons of age at least 18 years of age, Michael S. Liss and Roy (Trey) D. Farmer III, being the President and Secretary, respectively, of FiberNet Telecom Group, Inc., a corporation organized and existing under the laws of the State of Delaware, on behalf of said corporation, hereby certify as follows:

                  FIRST: The name of the corporation (hereinafter the "Corporation") is FiberNet Telecom Group, Inc.

                  SECOND: The Certificate of Designations of the Series I Preferred Stock, $.001 par value, of the Corporation attached hereto as Exhibit A ("Certificate of Designation") was duly adopted in accordance with Sections 141(f) and 151 of the General Corporation Law of the State of Delaware.

                  IN WITNESS WHEREOF, we have executed this Certificate of Designation this 11th day of August, 2000.



                                        /s/ Michael S. Liss
                                            ------------------------------------
                                            Michael S. Liss
                                            President



                                        /s/ Roy (Trey) D. Farmer III
                                            ------------------------------------
                                            Roy (Trey) D. Farmer III
                                            Secretary
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                                                                       EXHIBIT A


                            SERIES I PREFERRED STOCK


                  1. AUTHORIZED SHARES.

                  90,000 shares of Series I Preferred Stock, $.001 par value ("Series I Preferred Stock") of the Corporation have been authorized by the Corporation for issuance.

                  2. DIVIDENDS.

                     (a) The holders of Series I Preferred Stock shall be entitled to receive (i) dividends at the rate of 8% per annum (payable semi-annually) of the Base Amount (as adjusted from time to time as provided below) for each 12-month period (or portion thereof) ending December 31, calculated on the basis of a year of 360 days comprised of twelve 30-day months; and (ii) if a dividend (other than a dividend payable in shares of Common Stock) is declared during such semi-annual period on the Common Stock, (or any class thereof), subject to the approval or consent of the holders of the Series I Preferred Stock as provided in SECTION 4 hereof, an amount per share equal to the aggregate amount of dividends declared with respect to that number of shares of the Common Stock into which the Series I Preferred Stock then outstanding shall then be convertible pursuant to SECTION 5 hereof, divided by the number of shares of the Series I Preferred Stock then outstanding (together with the rate contained in SECTION 2(A)(I), the "Dividend Rate") The "Base Amount" shall initially be $120.00 per share of the Series I Preferred Stock, in respect of which the dividend is being calculated. Such dividends shall be payable at the option of the Corporation in cash or in lieu of such cash payment by issuance of shares of Series I Preferred Stock to holders of Series I Preferred Stock; provided, however, that all accrued but unpaid dividends on the Series I Preferred Stock must be paid, in arrears, in cash, before payment of any cash dividends on any other series or class of capital stock of the Corporation.

                     (b) Dividends on a share of Series I Preferred Stock shall accrue and be cumulative from and after the Original Issuance Date up to the first to occur of (i) a Liquidation or (ii) the conversion of such share of Series I Preferred Stock into Common Stock. Dividends shall be payable semi-annually when, as and if declared by the Board of Directors of the Corporation, on June 30 and December 31 of each year (each, a "Dividend Reference Date"), commencing on December 31, 2000. In the event that the full amount of a dividend in respect of any share of Series I Preferred Stock is not paid during any such six-month period or portion thereof, the Base Amount shall be increased by the amount of the dividend not paid, effective as of the immediately succeeding July 1 or January 1, as applicable. To the extent not paid on any such Dividend Reference Date, all dividends which have accrued on each share of Series I Preferred Stock outstanding during the six-month period (or other period in the case of the initial Dividend Reference Date) ending upon such Reference Date shall be accumulated and shall remain accumulated dividends with respect to such share of Series I Preferred Stock until paid to the holder thereof. If any Dividend Reference Date occurs on a day other than a Business Day, any dividends otherwise payable on such Dividend Reference Date shall be paid on the next Business Day. Dividends shall be paid to the holders of record of the Series I Preferred Stock as
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their names shall appear on the share register of the Corporation on the record date for such dividend.

                     (c) If the Corporation pays less than the total amount of dividends then accrued on the Total Preferred Stock, such cash payment or issuance of shares of Total Preferred Stock shall be made on a pari passu basis pro rata among the holders of the Total Preferred Stock based upon the aggregate accrued but unpaid dividends on the shares of the Total Preferred Stock held by each such holder. If and when any shares of Total Preferred Stock are issued under this Section 1(c) for payment of accrued dividends, such shares of Total Preferred Stock shall be deemed to be validly issued and outstanding and fully paid and nonassessable. After payment of all dividends owing to the holders of Total Preferred Stock, such holders shall share ratably (on an as if converted basis) in any dividends thereafter paid on the Common Stock.

                     (d) In the event the Corporation shall fail to pay in full all accrued dividends on all shares of the Total Preferred Stock, then the Corporation shall not thereafter declare or pay or set apart for payment any dividend or other distribution upon, or purchase, redeem, or acquire for consideration, any shares of Common Stock or any other stock ranking on a parity with or junior to the Total Preferred Stock as to dividends.

                     (e) Notwithstanding anything to the contrary in this Certificate of Designation, in the event any conversion (including into Common Stock), redemption or liquidation occurs as of a date other than a Dividend Reference Date, the holder of Series I Preferred Stock shall be paid a pro rata dividend equal to the dividend payable for that six month period ending upon the Dividend Reference Date multiplied by a fraction, the numerator of which is the number of days that have elapsed since the last payment on a Dividend Reference Date and the denominator of which is the number of days contained between the applicable Dividend Reference Dates.

                     (f) The amount of any dividends accrued on any share of the Series I Preferred Stock on any Dividend Reference Date shall be deemed to be the amount of any unpaid dividends accumulated thereon to and including such Dividend Reference Date, whether or not earned or declared. The amount of dividends accrued on any share of the Series I Preferred Stock on any date other than a Dividend Reference Date shall be deemed to be the sum of (i) the amount of any unpaid dividends accumulated thereon to and including the last preceding Dividend Reference Date, whether or not earned or declared, and (ii) an amount determined by multiplying (x) the greater of the Dividend Rates by (y) a fraction, the numerator of which shall be the number of days from the last preceding Dividend Reference Date to and including the date on which such calculation is made and the denominator of which shall be the number of days contained between the applicable Dividend Reference Dates.

                     (g) Immediately prior to authorizing or making any distribution in redemption or liquidation with respect to the Series I Preferred Stock (other than a purchase or acquisition of Series I Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all Total Preferred Stock), the Board of Directors of the Corporation shall, to the extent of any funds legally available therefor, declare a dividend in cash on the

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Series I Preferred Stock payable on the distribution date in an amount equal to any accrued and unpaid dividends on the Series I Preferred Stock as of such date.

                     (h) Of the 90,000 authorized shares of Series I Preferred Stock, 27,500 shares may only be issued by the Corporation as in-kind dividends on previously issued shares of the Series I Preferred Stock in accordance with
Section 2(a) and this subsection (h) and may not be issued for any other payment or consideration. If the Board of Directors elects (a "Dividend Election") to pay the dividends in-kind by the issuance of shares of Series I Preferred Stock (a "Payment-in-Kind"), the Corporation shall promptly notify the holders of record of the Series I Preferred Stock entitled to such dividend of the election to make the Payment-in-Kind in lieu of cash dividends for a Dividend Reference Date. A Dividend Election for any particular Dividend Reference Date shall operate only for such Dividend Reference Date. Each Payment-in-Kind shall be equal in amount to that number of shares of Series I Preferred Stock that is equal in number to the aggregate cash dividend otherwise payable on any such Dividend Reference Date divided by $120, and shall be allocated on a pro rata basis to each holder entitled to receive such dividend. Certificates representing the shares of Series I Preferred Stock issuable on payment of any Payment-in-Kind shall be delivered to each holder entitled to receive such Payment-in-Kind (in appropriate denominations) as soon as practicable after the Dividend Election is made.


                  3. LIQUIDATION.

                     (a) Upon a Liquidation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of Series I Preferred Stock shall be entitled to receive, pro rata on a pari passu basis with holders of the Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series H Preferred Stock, out of the remaining assets of the Corporation available for distribution to its stockholders, with respect to each share of the Series I Preferred Stock, an amount equal to the Liquidation Amount for each such share of Series I Preferred Stock before any distribution shall be made to the holders of the Common Stock or any other class of capital stock of the Corporation ranking junior to the Total Preferred Stock. If upon any Liquidation the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of Total Preferred Stock the full Liquidation Amount for each such series of Total Preferred Stock to which they shall be entitled, the holders of each such series of Total Preferred Stock shall share in any distribution of assets in accordance with such full Liquidation Amount (pro rata on a pari passu basis in accordance with the total Liquidation Amount for each such series of Total Preferred Stock that each such holder would have received had there been such sufficient assets). After the payment of the full Liquidation Amount for each such series of Preferred Stock to the holders of Preferred Stock, such holders of Preferred Stock shall share ratably (on an as if converted basis as adjusted for stock splits, stock dividends, combinations, recapitalizations and other events) with the holders of Common Stock in all remaining assets of the Corporation available for distribution to its stockholders; provided, that in no event will the holders of Preferred Stock receive upon a Liquidation more than the greater of the Liquidation Amount per share or the amount per share such holders would have been entitled to receive if such shares of Preferred Stock had been converted into Common Stock immediately prior to the Liquidation.

                     (b) Except with respect to holders that elect to convert their shares of Series I Preferred Stock into Common Stock, for purposes of this
SECTION 3, the holders of a majority of the Series I Preferred Stock may elect to treat a Sale of the Corporation as a Liquidation.

                     (c) The Corporation shall provide written notice to each holder of Series I Preferred Stock at least 20 days prior to any event of Liquidation or Sale of the Corporation. By giving written notice to the Corporation prior to any Liquidation or Sale of the Corporation, the holders of Series I Preferred Stock may, at their option, elect to forego their preference for Liquidation and have their shares of Series I Preferred Stock converted into Common Stock immediately prior to the event of Liquidation or Sale of the Corporation.

                  4. VOTING RIGHTS.

                     (a) Prior to the conversion of Series I Preferred Stock, the Series I Preferred Stock shall not be entitled to any vote and the holders thereof shall not be entitled to vote as stockholders of the Corporation, except as set forth in paragraph (b) of this SECTION 4.

                     (b) So long as at least twenty-five percent (25%) of the shares of Series I Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent) of the holders of at least a majority of the shares of Series I Preferred Stock then outstanding, voting as a separate class, take any action to:

                         (i)    be merged with or into any other corporation or
entity;

                         (ii)   sell all or substantially all of its assets to
any third party;

                         (iii)  authorize, designate or issue any shares of a
new class or series of equity securities senior to the Series I Preferred Stock as to liquidation preference, redemption or dividends;

                         (iv)   repurchase, redeem or retire any shares of
Series I Preferred Stock or other stock ranking as to redemption, conversion, payment of dividends or distribution of assets on a parity with the Series I Preferred Stock ("Parity Stock"), except pursuant to any provision of this Certificate of Designation;

                         (v)    repurchase, redeem or retire any shares of
Common Stock or any other shares of stock of any class of the Corporation, whether or not presently authorized, ranking as to redemption, conversion, payment of dividends or distribution of assets junior to the Series I Preferred Stock ("Junior Stock");

                         (vi)   amend the Certificate of Incorporation of the
Corporation or this Certificate of Designation in any manner adverse to the holders of the Series I Preferred Stock (it being understood and agreed that the amendment of the Certificate of Incorporation for the purpose of authorizing or issuing securities with rights and preferences junior or pari passu with the rights and preferences of the Preferred Stock shall not be deemed to be adverse to the Purchaser);

                         (vii)  increase or decrease the authorized number of
shares of Series I Preferred Stock or any other series of preferred stock;

                         (viii) authorize or pay any dividend or other
distribution (other than dividends payable to the holders of Series I Preferred Stock as contemplated by SECTION 2) with respect to the Preferred Stock or the Common Stock; or

                         (ix)   issue any additional shares of Series H
Preferred Stock (other than in connection with the payment of in-kind dividends on previously issued shares of Series H Preferred Stock).

                  5. CONVERSION.

                     (a) Upon the terms set forth in this Section 5, each holder of each share of Series I Preferred Stock shall have the right, at such holder's option, at any time and from time to time, to convert such share into the number of fully paid and nonassessable shares of Common Stock equal to the quotient obtained by dividing (A) the Liquidation Amount for the Series I Preferred Stock by (B) the Conversion Price (as defined below) for the Series I Preferred Stock, as last adjusted for stock splits, stock dividends, combinations, recapitalizations and other events, and then in effect, by surrender of the certificate representing such share. The conversion price per share at which shares of Common Stock shall be issuable upon conversion of shares of Series I Preferred Stock shall be $12.00 for the Series I Preferred Stock, as adjusted pursuant to Section 5(f) below (the "Conversion Price"). The holder of any shares of Series I Preferred Stock may exercise the conversion right pursuant to this Section 5(a) by delivering to the Corporation the certificate for the shares to be converted, duly endorsed or assigned in blank or to the Corporation (if required by it), accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock are to be issued. Conversion shall be deemed to have been effected on the date when such delivery is made or upon the consummation of a Qualified Public Offering as provided below, if applicable (in each such case, the "Conversion Date"). The Corporation shall give holders of Series I Preferred Stock reasonable prior notice of a Sale of the Corporation, including the price and material terms and conditions thereof, in other to provide such holders a reasonable opportunity to consider whether to convert the Series I Preferred Stock into Common Stock at or prior to such Sale of the Corporation.

                     (b) Upon the consummation of a Qualified Public Offering, each share of Series I Preferred Stock shall automatically be converted to that number of fully paid and nonassessable shares of Common Stock equal to the quotient obtained by dividing (A) the Liquidation Amount for the Series I Preferred Stock for the share being converted by (B) the applicable Conversion Price, as last adjusted for stock splits, stock dividends, combinations, recapitalizations and other events, and then in effect. Notwithstanding the foregoing, upon a conversion under this subsection (b), the holders of the Series I Preferred Stock shall not have a right to receive or vote any shares of Common Stock unless and until the earlier to occur of (i) the filing of all notices and reports as may be required under the Hart-Scott-Rodino Antitrust Improvements Act (the "HSR Act") and the expiration or early termination of the applicable waiting period under the HSR Act, or (ii) the delivery to the Corporation by the holders of the

Series I Preferred Stock of a certificate stating that no filing under the HSR Act is required in order for the holders of the Series I Preferred Stock to receive or vote their shares of Common Stock upon conversion; provided further, following the earlier to occur of (i) or (ii), such right of the holders of Series I Preferred Stock to receive shares of Common Stock upon the conversion of their shares of Series I Preferred Stock pursuant to this subsection (b) shall automatically exist. The Corporation shall hold in escrow, pending satisfaction of either of the conditions set forth in (i) or (ii), the shares of Common Stock to which the holders of Series I Preferred Stock are entitled following the automatic conversion of their shares as a result of the consummation of a Qualified Public Offering. If required by the HSR Act, the Corporation shall promptly make any necessary filings under the HSR Act.

                     (c) As promptly as practicable after the conversion of any shares of Preferred Stock into Common Stock under Section 5(a), 5(b) or 5(c) above, the Corporation shall issue and deliver upon the written order of such holder, to the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled, and a cash amount in respect of any fractional interest in a share of Common Stock as provided in Section 5(e) below. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a stockholder of record on the Conversion Date unless the transfer books of the Corporation are closed on that date, in which event such person shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open, but the Conversion Price shall be that in effect on the Conversion Date, and the rights of the holder of the shares of Preferred Stock so converted shall cease on the Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Preferred Stock surrendered for conversion, the Corporation shall issue and deliver, upon the written order of the holder of the certificate so surrendered for conversion, to the place designated by such holder, at the expense of the Corporation, a new certificate covering the number of shares of Preferred Stock representing the unconverted portion of the certificate so surrendered.

                     (d) Upon conversion, the Corporation will not be obligated to issue fractional shares of its Common Stock and shall distribute cash in lieu of such fractional shares. The number of full shares of Common Stock issuable upon conversion of each such the Series I Preferred Stock shall be computed on the basis of the aggregate number of shares of the Series I Preferred Stock to be converted. If fractional shares of Common Stock which would otherwise be issuable upon conversion of any such share are not issued, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the product of (i) the price of one share of Common Stock as determined in good faith by the Board and (ii) such fractional interest. The holders of fractional interests shall not be entitled to any rights as stockholders of the Corporation in respect of such fractional interests.

                     (e) The Conversion Price for each share of Series I Preferred Stock shall be subject to adjustment from time to time as follows:

                             (i) If the Corporation shall, at any time or from time to time after the Original Issuance Date issue any shares of Common Stock (or be deemed to have issued shares of Common Stock as provided herein), other than Excluded Stock, without consideration or for a consideration per share less than the applicable Conversion

         Price, then (x) with respect to any such issuance prior to completion of a Qualified Public Offering (including any shares issued in such Qualified Public Offering), the applicable Conversion Price as in effect immediately prior to each such issuance shall forthwith be lowered to a price equal to the issuance, conversion, exchange or exercise price, as applicable, of any such securities so issued and (y) with respect to any issuance after the completion of a Qualified Public Offering, the applicable Conversion Price, as in effect immediately prior to each such issuance, shall forthwith be lowered in accordance with Section 5(e)(ii) below.

                             (ii) If the Corporation shall, at any time or from time to time after the Original Issuance Date, issue any shares of Common Stock (or be deemed to have issued shares of Common Stock as provided herein), other than Excluded Stock, without consideration or for a consideration per share less than the applicable Conversion Price, and in accordance with the provisions in Section 5(e)(i) above, then the applicable Conversion Price of each such series of Preferred Stock, as in effect immediately prior to each such issuance, shall forthwith be lowered to a price equal to the quotient obtained by dividing:

                                     (A)an amount equal to the sum of (x) the
         total number of shares of Common Stock outstanding on a fully-diluted basis immediately prior to such issuance, multiplied by the applicable Conversion Price in effect immediately prior to such issuance, and (y) the consideration received by the Corporation upon such issuance; by

                                     (B)the total number of shares of Common
         Stock outstanding on a fully-diluted basis immediately after the issuance of such Common Stock.

                             (iii) For the purposes of any adjustment of the applicable Conversion Price pursuant to clauses (i) and (ii) above, the following provisions shall be applicable:

                                     (A)In the case of the issuance of Common
         Stock for cash in a public offering or private placement, the consideration shall be deemed to be the amount of cash paid therefor after deducting therefrom any discounts, commissions or placement fees payable by the Corporation to any underwriter or placement agent in connection with the issuance and sale thereof.

                                     (B)In the case of the issuance of Common
         Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the Fair Value Per Share thereof notwithstanding any accounting treatment.


                                     (C)In the case of the issuance of options
         to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities except for options to acquire Excluded Stock:

                                     (1) the aggregate maximum number of shares
                  of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 5(e)(iii) (A) and 5(e)(iii)(B) above), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

                                     (2) the aggregate maximum number of shares
                  of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities, options, or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 5(e)(iii)(A) and 5(e)(iii)(B) above);

                                     (3) on any change in the number of shares
                  or exercise price of Common Stock deliverable upon exercise of any such options or rights or conversions of or exchanges for such securities, other than a change resulting from the antidilution provisions thereof, the Conversion Price shall forthwith be readjusted to the Conversion Price as would have been obtained had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change or options or rights related to such securities not converted prior to such change been made upon the basis of such change; and

                                     (4) on the expiration of any such options
                  or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall forthwith be readjusted to the Conversion Price as would have been obtained had the adjustment made upon the issuance of such options, rights, securities or options or rights relaxed to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities, or upon the exercise of the options or rights related to such securities and subsequent conversion or exchange thereof.

                             (iv) If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be increased in proportion to such increase in outstanding shares.

                             (v) If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

                             (vi) In the event of any capital reorganization of the Corporation, any reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or any consolidation or merger of the Corporation, each share of Series I Preferred Stock shall after such reorganization, reclassification, consolidation, or merger be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the corporation resulting from such consolidation or surviving such merger to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon conversion of such share of Series I Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation or merger. The provisions of this clause shall similarly apply to successive reorganizations, reclassifications, consolidations or mergers.

                             (vii) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least .1% in such Conversion Price; provided, that any adjustments not required to be made by virtue of this sentence shall be carried forward and taken into account in any subsequent adjustments. All calculations under Sections 5(e)(i) through 5(e)(vi) above shall be made to the nearest one hundredth (1/100) of a cent or the nearest one tenth (1/10) of a share, as the case may be.

                             (viii)  In any case in which the provisions of this
         Section 5(e) shall require that an adjustment shall become effective immediately after a record date of an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Series I Preferred Stock converted after such record date and before the occurrence of such event the shares of capital stock issuable upon such conversion by reason of the adjustment required by such event in addition to the shares of capital stock issuable upon such conversion before giving effect to such adjustments, and (B) if applicable, paying to such holder any amount in cash in lieu of a fractional share of capital stock pursuant to Section 5(d) above; provided, however, that the Corporation shall deliver to such holder an appropriate instrument evidencing such holder's right to receive such additional shares and such cash.

                             (ix) Whenever the Conversion Price shall be adjusted as provided in Sections 5(e)(i) and 5(e)(ii), the Corporation shall make available for inspection during regular business hours, at its principal executive offices or at such other place as may be designated by the Corporation, a statement, signed by its chief executive officer, showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment. The Corporation shall also file such statements with its transfer agent or agents for its Preferred Stock and Common Stock. The Corporation shall also cause a copy of such statement to be sent by first class certified mail, return receipt requested and postage prepaid, to each holder of Preferred Stock affected by the adjustment at such holder's address appearing on the Corporation's records. Where appropriate, such copy may be given in advance and may be included as part of any notice required to be mailed under the provisions of
         Section 5(e)(x) below.

                             (x) If the Corporation shall propose to take any action of the types described in clauses (iv), (v) or (vi) of this
         Section 5(e), the Corporation shall give notice to each holder of shares of Preferred Stock, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in case of all other action, such notice shall be given at least thirty (30) days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

                             (xi) The Corporation shall at all times keep reserved, free from preemptive rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series I Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series I Preferred Stock.

                             (xii) Without duplication of any other adjustment provided for in this Section 5(e), at any time the Corporation makes or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, provision shall be made so that each holder of Series I Preferred Stock shall receive upon conversion thereof, in addition to the shares of Common Stock receivable thereupon, the number of securities of the Corporation which it would have received had its shares of Series I Preferred Stock been converted into shares of Common Stock on the date of such event and had such holder thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by it pursuant to this paragraph during such period, subject to the sum of all other adjustments called for during such period under this
         Section 5 with respect to the rights of such holder of Series I Preferred Stock.

                             (xiii) The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5(e) and in the taking of all such action as may be necessary or appropriate in order to protect the exercise rights of the holders of Series I Preferred Stock against impairment.

                             (xiv)   The computations of all amounts under this
         Section 5(e) shall be made assuming all other anti-dilution or similar adjustments to be made to the terms of all other securities resulting from the transaction causing an adjustment pursuant to this Section 5(e) have previously been made so as to maintain the relative economic interest of the Series I Preferred Stock vis a vis other securities issued by the Corporation.

                             (xv) The Corporation shall take or cause to be taken such steps as shall be necessary to ensure that the par value per share of Common Stock is at all times less than or equal to the Conversion Price. The Corporation shall pay all issue taxes, if any, incurred in connection with the issuance of its Common Stock or other securities or properties on conversion of any shares of the Series I Preferred Stock, but the Corporation shall not pay any transfer or other taxes incurred by reason of the issuance of such Common Stock or other securities or properties in names other than those in which the share or shares of the Series I Preferred Stock surrendered for conversion may stand.

                  6. REDEMPTION.

                     (a) The Corporation shall be obligated to redeem and shall promptly redeem all of the shares of Series I Preferred Stock, upon written request by the holders of a majority of the issued and outstanding shares of Series I Preferred Stock after the occurrence of a Triggering Event, for an amount per share equal to (i) the Liquidation Amount, plus (ii) on a per share basis, an amount equal to all dividends, if any, accumulated and unpaid, whether or not declared or earned (including any dividends thereon calculated through the date of redemption) (the "Mandatory Redemption Obligation").

                     (b) If and so long as the Mandatory Redemption Obligation with respect to the Series I Preferred Stock shall not fully be discharged, the Corporation shall not, directly or indirectly, declare or pay any dividend or make any distributions on , or purchase, redeem or retire, or satisfy any mandatory or optional redemption, sinking fund or other similar obligation in respect of, any Parity Stock or Junior Stock or warrants, rights or options exercisable for any such Parity Stock or Junior Stock (other than dividends or distributions payable in a particular class or series of such Parity Stock or Junior Stock, as the case may be, to holders thereof).

                  7. DEFINITIONS.

                  As used herein, the following terms shall have the following meanings:

                     (a) "Affiliate" shall mean, with respect to any Person, (i) a director or officer of such Person, (ii) a spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of any director or executive officer of such Person), and (iii) any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

                     (b) "Board" shall mean the Board of Directors of the Corporation.

                     (c) "Change of Control of the Corporation" shall mean any transaction or any event as a result of which (i) any one or more Persons acquires or for the first time controls or is able to vote (directly or through nominees or beneficial ownership) after the Original Issuance Date 51% or more of any class of stock of the Corporation outstanding at the time having power ordinarily to vote for directors of the Corporation or (ii) the control of more than 51% of the number of shares of Common Stock held by Persons on the Original Issuance Date has been transferred (excluding transfers by and among such Persons) since the Original Issuance Date in the aggregate. For purpose of this paragraph (c), "Common Stock" shall include shares of Common Stock issuable upon exercise of warrants, options and other rights to acquire Common Stock outstanding on the Original Issuance Date, whether or not at the time exercised or exercisable.

                     (d) "Common Stock" shall mean the Common Stock, par value $.001, of the Corporation.

                     (e) "Common Stock Equivalent" shall mean all shares of Common Stock outstanding and all shares of Common Stock issuable (without regard to any present restrictions on such issuance) upon the conversion, exchange or exercise of all securities of the Corporation that are convertible, exchangeable or exercisable for Common Stock and all Common Stock appreciation rights, phantom Common Stock rights and other rights to acquire, or to receive or to be paid amounts of, the Common Stock.

                     (f) "Excluded Stock" shall mean (A) up to 10,000,000 shares (as adjusted equitably for stock dividends, stock splits, combinations, etc.) of Common Stock issuable upon exercise of stock options granted to officers, employees, consultants, vendors or directors of the Corporation or its subsidiaries, (B) shares of Common Stock issued upon conversion of shares of Total Preferred Stock, (C) shares of Common Stock issued upon exercise of any existing warrants, notes or other instruments convertible or exercisable for Common Stock as of the date hereof; and (D) Common Stock or other equity securities ("Strategic Issuances") issued as part of a strategic arrangement or alliance by the Corporation or its Subsidiaries to building licensors, landlords, carriers, joint venture partners, vendors (other than equipment vendors and software vendors), consultants, lessors or lenders, and securities or instruments issued in connection with acquisitions, as each such transaction is approved by the Board of the Corporation, provided, that, such Strategic Issuances do not, in the aggregate, involve the issuance of securities accounting for in excess of five percent (5%) of the fully diluted outstanding Common Stock of the Company, including in the case of (A), (B), (C), and (D), any additional shares of Common Stock as may be issued by virtue of antidilution provisions, if any, applicable to such options, warrants or shares, as the case may be.

                     (g) "Fair Value Per Share" shall mean the fair value of each share of Stock, as determined in good faith by the Board.

                     (h) "Liquidation" shall mean any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (including without limitation a liquidation or reorganization under Chapter 11 of the United States Bankruptcy Code, as amended and as may hereinafter be amended), other than any dissolution, liquidation or winding up in connection with any reincorporation of the Corporation in Delaware.

                     (i) "Liquidation Amount" shall mean the Original Issuance Price as to each share of Preferred Stock plus any accrued but unpaid dividends.

                     (j) "Original Issuance Date" means the date of original issuance of the first share of the Series I Preferred Stock.

                     (k) "Original Issuance Price" shall mean $15.00 per share for the Series D Preferred Stock, $15.00 per share for the Series E Preferred Stock, $30.00 per share for the Series F Preferred Stock, $100.00 per share for the Series H Preferred Stock and $120.00 per share for the Series I Preferred Stock.

                     (l) "Preferred Stock" shall mean the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock, the Series H Preferred Stock and the Series I Preferred Stock.

                     (m) "Qualified Public Offering" shall mean fully underwritten public offering (underwritten by a reputable underwriter of national reputation) of shares of Common Stock registered pursuant to the Securities Act with proceeds to the Company of at least $75,000,000 (net of underwriting discounts and expenses).

                     (n) "Sale of the Corporation" shall mean (1) the sale of all or substantially all of the Corporation's assets to a Person who is not an Affiliate of the Corporation, (ii) the sale or transfer of the outstanding capital stock of the Corporation to one or more Persons who are not Affiliates of the Corporation, or (iii) the merger or consolidation of the Corporation with or into another Person who is not an Affiliate of the Corporation, in each case in clauses (ii) and (iii) above under circumstances in which the holders of a majority in voting power of the outstanding capital stock of the Corporation, immediately prior to such transaction, own less than a majority in voting power of the outstanding capital stock of the Corporation or the surviving or resulting corporation or acquirer, as the case maybe, immediately following such transaction. A sale (or multiple related sales) of one or more subsidiaries of the Corporation (whether by way of merger, consolidation, reorganization or sale of all or substantially all assets or securities) which constitutes all or substantially all of the consolidated assets of the Corporation shall be deemed a Sale of the Corporation.

                     (o) "Securities Purchase Agreement" shall mean that certain agreement dated as of August 11, 2000 by and among the Corporation and the purchaser named therein, as the same may be amended, modified or supplemented from time to time.

                     (p) "Series C Preferred Stock" shall mean the Series C Preferred Stock, par value $.001, of the Corporation.

                     (q) "Series D Preferred Stock" shall mean the Series D Preferred Stock, par value $.001, of the Corporation.

                     (r) "Series E Preferred Stock" shall mean the Series E Preferred Stock, par value, $.001, of the Corporation.

                     (s) "Series F Preferred Stock" shall mean the Series F Preferred Stock, par value, $.001, of the Corporation.

                     (t) "Series H Preferred Stock" shall mean the Series H Preferred Stock, par value $.001, of the Corporation.

                     (u) "Stock" shall mean (i) the presently issued and outstanding shares of Common Stock and Total Preferred Stock and any options or stock subscription warrants exercisable therefor (which options and warrants shall be deemed to be that number of outstanding shares of Stock for which they are exercisable), (ii) any additional shares of capital stock of the Corporation hereafter issued and outstanding and (iii) any shares of capital stock of the Corporation into which such shares may be converted or for which they may be exchanged or exercised.

                     (v) "Total Preferred Stock" shall mean the Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series H Preferred Stock and Series I Preferred Stock.

                     (w) "Triggering Event" shall mean the earlier to occur of
(i) a Change of Control, or (ii) the sale of a majority of the assets of the Corporation.








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